Exhibit 99.1

B&G Foods Reports Financial Results for First Quarter 2022

— Net Sales Increased 5.4% and Base Business Net Sales Increased 5.6% —

Parsippany, N.J., May 5, 2022—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the first quarter of 2022.

Summary

	Q1 2022
(In millions, except per share data)		Change vs.
	Amount	Q1 2021
Net Sales	$532.4	5.4%
Base Business Net Sales [1]	$532.2	5.6%
Diluted EPS [2]	$0.34	(17.1)%
Adj. Diluted EPS [1]	$0.34	(34.6)%
Net Income [2]	$23.7	(12.0)%
Adj. Net Income [1]	$23.6	(30.8)%
Adj. EBITDA [1]	$77.9	(16.2)%

Guidance for Full Year Fiscal 2022

●	Net sales increased to a range of $2.10 billion to $2.14 billion.
●	Adjusted EBITDA revised to a range of $348 million to $358 million.
●	Adjusted diluted earnings per share revised to a range of $1.65 to $1.75.

Commenting on the results, Casey Keller, President and Chief Executive Officer of B&G Foods, stated, “First quarter results delivered strong sales growth behind pricing and elevated demand. However, inflation on key input costs was higher than expected primarily resulting from the war in Ukraine and continued supply disruptions, and had a significant impact on gross margins. Recent pricing actions are expected to recover higher costs in the second half of 2022.”

Financial Results for the First Quarter of 2022

Net sales for the first quarter of 2022 increased $27.3 million, or 5.4%, to $532.4 million from $505.1 million for the first quarter of 2021. The increase was primarily due to pricing initiatives, including list price increases and trade spend reductions, and the impact of product mix, partially offset by volume declines primarily due to price elasticity and supply chain challenges in the first quarter of 2022 resulting from the COVID-19 Omicron variant.

Base business net sales1 for the first quarter of 2022 increased $28.1 million, or 5.6%, to $532.2 million from $504.1 million for the first quarter of 2021. The increase in base business net sales was driven by an increase in net pricing and the impact of product mix of $36.2 million, or 7.2% of base business net sales, and the positive impact of foreign currency of $0.1 million, partially offset by a decrease in unit volume of $8.2 million.

Net sales of Crisco increased $21.0 million, or 36.2%; net sales of Back to Nature increased $3.9 million, or 32.1%; net sales of Clabber Girl increased $3.6 million, or 20.5%; net sales of Ortega increased $3.6 million, or 9.3%; net sales of Green Giant (including Le Sueur) increased $3.2 million, or 2.4%; net sales of Cream of Wheat increased $2.8 million, or 15.5%; and net sales of Maple Grove Farms increased $1.2 million, or 6.0% in the first quarter of 2022, as compared to the first quarter of 2021. Net sales of the Company’s spices & seasonings2 decreased $15.1 million, or 14.7%, in the first quarter of 2022, as compared to the first quarter of 2021. The decrease was driven in part by comparisons against a very strong first quarter of 2021 for the Company’s spices & seasonings and supply chain challenges during the first quarter of 2022. Compared to the first quarter of 2020, the Company’s spices & seasonings increased $14.9 million, or 20.4%. Base business net sales of all other brands in the aggregate increased $3.9 million, or 3.7%, for the first quarter of 2022.

Gross profit was $101.3 million for the first quarter of 2022, or 19.0% of net sales. Gross profit was $117.8 million for the first quarter of 2021, or 23.3% of net sales. During the first quarter of 2022, the Company’s gross profit was negatively impacted by higher than expected input cost inflation, including materially increased costs for raw materials and transportation. The Company expects input cost inflation will continue to have a significant industry-wide impact during the remainder of fiscal 2022. The Company is attempting to mitigate the impact of inflation on its gross profit by locking in prices through short-term supply contracts and advance commodities purchase agreements and by implementing cost saving measures. The Company also announced list price increases in 2021 and again during the first and second quarters of 2022, and, where appropriate, has reduced trade promotions to its customers for certain of the Company’s products. However, increases in the prices the Company charges its customers generally lag behind rising input costs. As such, the Company did not fully offset the incremental costs that it faced in the first quarter of 2022 and may not fully offset the incremental costs that the Company is facing and expects to continue to face in the remainder of fiscal 2022.

Selling, general and administrative expenses decreased $3.6 million, or 7.0%, to $46.8 million for the first quarter of 2022 from $50.4 million for the first quarter of 2021. The decrease was composed of decreases in acquisition/divestiture-related and non-recurring expenses of $4.0 million and consumer marketing expenses of $1.5 million, partially offset by increases in selling expenses of $1.7 million, general and administrative expenses of $0.1 million and warehousing expenses of $0.1 million. Expressed as a percentage of net sales, selling, general and administrative expenses improved by 1.2 percentage points to 8.8% for the first quarter of 2022, as compared to 10.0% for the first quarter of 2021.

During the first quarter of 2022, the Company completed the closure and sale of its Portland, Maine manufacturing facility. The Company recorded a gain on the sale of the Portland property, plant and equipment of $7.1 million during the first quarter of 2022. The positive impact during the quarter of the gain on sale was partially offset by approximately $2.2 million of expenses incurred during the quarter relating to the closure of the facility and the transfer of manufacturing operations.

Net interest expense decreased $0.2 million, or 0.6%, to $26.8 million for the first quarter of 2022 from $27.0 million in the first quarter of 2021. The decrease was primarily attributable to a slightly lower average long-term debt outstanding during the first quarter of 2022 as compared to the first quarter of 2021.

The Company’s net income was $23.7 million, or $0.34 per diluted share, for the first quarter of 2022, compared to net income of $26.9 million, or $0.41 per diluted share, for the first quarter of 2021. The Company’s adjusted net income for the first quarter of 2022 was $23.6 million, or $0.34 per adjusted diluted share, compared to $34.1 million, or $0.52 per adjusted diluted share, for the first quarter of 2021. The decreases in net income, diluted earnings per share, adjusted net income and adjusted diluted earnings per share were primarily attributable to industry-wide input cost inflation and supply chain disruptions, partially offset by list price increases, trade spend reductions and a net benefit during the first quarter of $4.9 million resulting from the gain on sale of the Portland, Maine manufacturing facility, partially offset by expenses relating to the closure of the facility and the transfer of manufacturing operations.

For the first quarter of 2022, adjusted EBITDA was $77.9 million, a decrease of $15.0 million, or 16.2%, compared to $92.9 million for the first quarter of 2021. The decrease in adjusted EBITDA was primarily attributable to industry-wide input cost inflation and supply chain disruptions, partially offset by list price increases, trade spend reductions and a net benefit during the first quarter of $4.9 million resulting from the gain on sale of the Portland, Maine manufacturing facility, partially offset by expenses relating to the closure of the facility and the transfer of manufacturing operations. Adjusted EBITDA as a percentage of net sales was 14.6% for the first quarter of 2022, compared to 18.4% in the first quarter of 2021.

For the first quarter of 2022, adjusted EBITDA before COVID-19 expenses was $78.4 million, a decrease of $17.4 million, or 18.2%, compared to $95.8 million for fiscal 2021. COVID-19 expenses were $0.5 million and $2.9 million for the first quarter of 2022 and first quarter 2021, respectively. Adjusted EBITDA before COVID-19 expenses as a percentage of net sales was 14.7% for the first quarter of 2022, compared to 19.0% in the first quarter of 2021.

Full Year Fiscal 2022 Guidance

B&G Foods increased its net sales guidance for full year fiscal 2022 to a range of $2.10 billion to $2.14 billion. B&G Foods revised its full year fiscal 2022 adjusted EBITDA guidance to a range of $348 million to $358 million, and adjusted diluted earnings per share to a range of $1.65 to $1.75.

B&G Foods continues to see strong consumer demand for its products. The Company has also seen, and expects to continue to see, significant cost inflation for various inputs, including ingredients, packaging, transportation and labor attributable to a number of factors, including the COVID-19 pandemic, the war in Ukraine, climate and weather conditions, supply chain disruptions (including raw material shortages) and labor shortages. The Company has initiated various revenue enhancing activities (including list price increases and trade spend initiatives) and cost savings initiatives to offset these costs but there can be no assurance at this point of the ultimate effectiveness of these activities and initiatives. The Company’s management is not able to fully estimate the impact COVID-19, industry-wide supply chain disruptions, cost inflation and the Company’s cost inflation mitigation efforts will have on the Company’s results for the remainder of fiscal 2022, and the Company’s guidance should be read in this context. The ultimate impact of the COVID-19 pandemic on the Company’s business will depend on many factors, including, among others: how long social distancing and stay-at-home and work-from home policies and recommendations remain in effect; whether, and the extent to which, additional waves or variants of COVID-19 will affect the United States and the rest of North America; the Company’s ability to continue to operate its manufacturing facilities, maintain its supply chain without material disruption, procure ingredients, packaging and other raw materials when needed; the extent to which macroeconomic conditions resulting from the pandemic and the pace of the subsequent recovery may impact consumer eating and shopping habits; and the extent to which consumers continue to work remotely even after the pandemic subsides and how that may impact consumer habits.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, May 5, 2022 to discuss first quarter 2022 financial results. The live audio webcast of the conference call can be accessed at www.bgfoods.com/investor-relations. A replay of the webcast will be available following the conference call through the same link.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income” (net income adjusted for certain items that affect comparability), “adjusted diluted earnings per share,” (diluted earnings per share adjusted for certain items that affect comparability), “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued or divested brands), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt), “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on the sale of certain assets) and non-recurring expenses, gains and losses) and “adjusted EBITDA before COVID-19 expenses” (adjusted EBITDA as adjusted for COVID-19 expenses3) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP) in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses non-GAAP financial measures to adjust for certain items that affect comparability. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses, and a reconciliation of EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses to net income and to net cash provided by operating activities, is included below for the first quarter of 2022 and 2021, along with the components of EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses. Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.

End Notes

1	Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “base business net sales,” “adjusted diluted earnings per share,” “adjusted net income,” “EBITDA,” “adjusted EBITDA” and “adjusted EBITDA before COVID-19 expenses,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.
2	Includes the spices & seasoning brands acquired in the fourth quarter of 2016, as well as the Company’s legacy spices & seasonings brands, such as Dash and Ac’cent.
3	COVID-19 expenses include temporary enhanced compensation that ended on February 15, 2021 for the Company’s manufacturing employees, compensation the Company continued to pay manufacturing employees while in quarantine (which was incremental to the compensation the Company paid to the manufacturing employees who produced the Company’s products while others were in quarantine), and expenses relating to other precautionary health and safety measures.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature, B&G, B&M, Bear Creek, Cream of Wheat, Crisco, Dash, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ expectations regarding net sales, adjusted EBITDA, adjusted diluted earnings per share, consumer demand, input cost inflation, list price increases, cost savings initiatives, the ability of the Company to recover higher costs in the second half of 2022 through pricing actions, and the Company’s overall expectations for the remainder of fiscal 2022 and beyond. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,”

“predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that may affect actual results include, without limitation: the continuing impact of the COVID-19 pandemic on the Company’s business, including, without limitation, the ability of the Company and its supply chain partners to continue to operate manufacturing facilities, distribution centers and other work locations without material disruption, and to procure ingredients, packaging and other raw materials when needed despite disruption in the supply chain or labor shortages, the duration of social distancing and stay-at-home and work-from-home policies and recommendations, and whether, and the extent to which, additional waves or variants of COVID-19 will affect the United States and the rest of North America, and the extent to which macroeconomic conditions resulting from the pandemic and the pace of the subsequent recovery may impact consumer eating and shopping habits; whether and when the Company will be able to realize the expected financial results and accretive effect of the Crisco acquisition, and how customers, competitors, suppliers and employees will react to the acquisition; the Company’s substantial leverage; the effects of rising costs for the Company’s commodities, ingredients, packaging, other raw materials, distribution and labor; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the Company’s ability to recruit and retain senior management and a highly skilled and diverse workforce at the Company’s corporate offices, manufacturing facilities and other locations despite a very tight labor market and changing employee expectations as to fair compensation, an inclusive and diverse workplace, flexible working and other matters; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies from recent or future acquisitions; the Company’s ability to successfully complete the integration of recent or future acquisitions into the Company’s enterprise resource planning (ERP) system; tax reform and legislation, including the effects of the Infrastructure Investment and Jobs Act, U.S. Tax Cuts and Jobs Act and the U.S. CARES Act, and future tax reform or legislation; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; the Company’s ability to successfully transition the operations of the Portland, Maine manufacturing facility to third-party co-manufacturing facilities and existing Company manufacturing facilities without significant disruption in production or customer service, and the Company’s ability to achieve anticipated productivity improvements and cost savings; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	April 2,	January 1,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$41,470	$33,690
Trade accounts receivable, net	164,190	145,281
Inventories	612,768	609,794
Assets held for sale	—	3,256
Prepaid expenses and other current assets	40,307	38,151
Income tax receivable	1,137	4,284
Total current assets	859,872	834,456

Property, plant and equipment, net	334,187	341,471
Operating lease right-of-use assets	63,330	65,166
Goodwill	644,949	644,871
Other intangible assets, net	1,922,090	1,927,119
Other assets	7,081	6,916
Deferred income taxes	7,842	8,546
Total assets	$3,839,351	$3,828,545

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$152,309	$129,861
Accrued expenses	47,719	66,901
Current portion of operating lease liabilities	13,502	12,420
Income tax payable	2,093	2,557
Dividends payable	32,721	32,548
Total current liabilities	248,344	244,287

Long-term debt	2,281,195	2,267,759
Deferred income taxes	312,604	310,641
Long-term operating lease liabilities, net of current portion	52,628	55,607
Other liabilities	30,614	29,997
Total liabilities	2,925,385	2,908,291

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 68,885,801 and 68,521,651 shares issued and outstanding as of April 2, 2022 and January 1, 2022, respectively	689	685
Additional paid-in capital	—	3,547
Accumulated other comprehensive loss	(15,469)	(18,169)
Retained earnings	928,746	934,191
Total stockholders’ equity	913,966	920,254
Total liabilities and stockholders’ equity	$3,839,351	$3,828,545

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	April 2,	April 3,
	2022	2021
Net sales	$532,407	$505,134
Cost of goods sold	431,119	387,340
Gross profit	101,288	117,794

Operating (income) and expenses:
Selling, general and administrative expenses	46,840	50,379
Amortization expense	5,223	5,436
Gain on sales of assets	(7,099)	—
Operating income	56,324	61,979

Other income and expenses:
Interest expense, net	26,802	26,969
Other income	(1,839)	(1,091)
Income before income tax expense	31,361	36,101
Income tax expense	7,705	9,223
Net income	$23,656	$26,878

Weighted average shares outstanding:
Basic	68,630	64,583
Diluted	69,017	65,210

Earnings per share:
Basic	$0.34	$0.42
Diluted	$0.34	$0.41

Cash dividends declared per share	$0.475	$0.475

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Before COVID-19 Expenses to

Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	First Quarter Ended
	April 2,	April 3,
	2022	2021
Net income	$23,656	$26,878
Income tax expense	7,705	9,223
Interest expense, net	26,802	26,969
Depreciation and amortization	19,825	20,291
EBITDA(1)	77,988	83,361
Acquisition/divestiture-related and non-recurring (income) expenses(2)	(87)	4,510
Amortization of acquisition-related inventory step-up(3)	—	5,054
Adjusted EBITDA(1)	77,901	92,925
COVID-19 expenses(4)	500	2,891
Adjusted EBITDA before COVID-19 expenses(1)	78,401	95,816
Income tax expense	(7,705)	(9,223)
Interest expense, net	(26,802)	(26,969)
Acquisition/divestiture-related and non-recurring income (expenses)(2)	87	(4,510)
Amortization of acquisition-related inventory step-up(3)	—	(5,054)
Gain on sales of assets	(7,113)	(26)
Deferred income taxes	2,913	6,188
Amortization of deferred debt financing costs and bond discount/premium	1,169	1,141
Share-based compensation expense	1,090	723
Changes in assets and liabilities, net of effects of business combinations	(16,309)	(29,175)
Net cash provided by operating activities	$25,231	$26,020

(1)	EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of certain assets); and non-recurring expenses, gains and losses. The Company defines adjusted EBITDA before COVID-19 expenses as adjusted EBITDA adjusted for COVID-19 expenses.

Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement and the Company’s senior notes indentures contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance. EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are not complete net cash flow measures because EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are potential indicators of an entity’s ability to fund these cash requirements. EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses may not be comparable to other similarly titled measures of other companies. However, EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses can still be useful in evaluating the Company’s performance against the Company’s peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(2)	Acquisition/divestiture-related and non-recurring expenses for the first quarter of 2021 of $4.5 million primarily includes acquisition and integration expenses for the Crisco and Clabber Girl acquisitions, and certain cost savings initiatives.
(3)	For the first quarter of 2021, amortization of acquisition-related inventory step-up of $5.1 million relates to the purchase accounting adjustments made to inventory acquired in the Crisco acquisition.
(4)	COVID-19 expenses of $0.5 million for the first quarter of 2022 and $2.9 million for the first quarter of 2021 primarily includes temporary enhanced compensation for the Company’s manufacturing employees that ended on February 15, 2021; compensation the Company continued to pay manufacturing employees while in quarantine (which was incremental to the compensation the Company paid to the manufacturing employees who produced the Company’s products while others were in quarantine); and expenses relating to other precautionary health and safety measures.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings per Share to Net Income

(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	April 2,	April 3,
	2022	2021
Net income	$23,656	$26,878
Acquisition/divestiture-related and non-recurring (income) expenses, net of tax(1)	(66)	3,405
Amortization of acquisition-related inventory step-up, net of tax(2)	—	3,816
Adjusted net income	$23,590	$34,099
Adjusted diluted earnings per share	$0.34	$0.52

(1)	Acquisition/divestiture-related and non-recurring expenses for the first quarter of 2021 primarily includes acquisition and integration expenses for the Crisco and Clabber Girl acquisitions, and certain cost savings initiatives.
(2)	For the first quarter of 2021, amortization of acquisition-related inventory step-up of $5.1 million (or $3.8 million, net of tax) relates to the purchase accounting adjustments made to inventory acquired in the Crisco acquisition.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Base Business Net Sales(1) to Net Sales

(In thousands)

(Unaudited)

	First Quarter Ended
	April 2,	April 3,
	2022	2021
Net sales	$532,407	$505,134
Net sales from discontinued brands(2)	(239)	(1,002)
Base business net sales	$532,168	$504,132

(1)	Base business net sales is a non-GAAP financial measure used by management to measure operating performance. The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until the net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued or divested brands. The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date. For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. The Company has included this financial measure because management believes it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.
(2)	Reflects net sales of the SnackWell’s and Farmwise brands, which are being discontinued.